Exhibit 99.1
Contact:	Mike Cockrell Treasurer & Chief Financial Officer (601) 649-4030
SANDERSON FARMS, INC. REPORTS
RESULTS FOR THIRD QUARTER OF FISCAL 2009
LAUREL, Miss. (August 25, 2009) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the third fiscal quarter and nine months ended July 31, 2009.
     Net sales for the third quarter of fiscal 2009 were $504.8 million compared with $466.9 million for the same period a year ago. For the quarter, the Company reported net income of $43.0 million, or $2.09 per diluted share, compared with a net loss of $3.6 million, or $0.18 per diluted share, for the third quarter of fiscal 2008. The net results for the third quarter of fiscal 2008 included a charge of $1.7 million, or $0.09 per share, paid for the settlement of the Company’s donning and doffing litigation.
     Net sales for the first nine months of fiscal 2009 were $1,320.5 million compared with $1,263.4 million for the first nine months of fiscal 2008. Net income for the first nine months of fiscal 2009 totaled $62.5 million, or $3.04 per diluted share, compared with $8.8 million, or $0.43 per diluted share, for the first nine months of last year.
     “Our results for the third quarter of fiscal 2009 reflect much improved market conditions for our Company and our industry when compared to last year,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “The combination of lower costs and improved market conditions resulted in much higher margins for the quarter, and we are pleased with our performance. While retail demand for chicken remained relatively stable during the quarter, casual dining and food service demand continues to be negatively affected by weak economic conditions. Market prices for both corn and soybean meal were lower than last year’s third quarter, and we will continue to benefit from lower feed grain costs during our fourth fiscal quarter compared to last year.”
     According to Sanderson, overall market prices for poultry products were higher in the third quarter of fiscal 2009 compared with prices a year ago. As measured by a simple average of the Georgia dock price for whole chickens, prices were higher by approximately 2.3 percent in the Company’s third fiscal quarter compared with the same period in 2008, and were higher by 6.9 percent for the first nine months of the fiscal year compared with the year-earlier period. Boneless breast meat prices during the quarter averaged 3.4 percent higher than the prior-year period, but averaged 3.3 percent lower for the first nine months of the year compared with the prior year. Jumbo wing prices averaged $1.29 per pound through the first nine months of the fiscal year, up 35.2 percent from the average of $0.95 per pound for the first nine months of fiscal 2008. The average market price for bulk leg quarters decreased approximately 4.9 percent for the quarter and 15.1 percent for the nine-month period in fiscal 2009 compared with the same periods last year. Cash market prices for corn and soybean meal delivered to the Company decreased 26.7 percent and 1.2 percent, respectively, compared with the third quarter a year ago, and decreased 17.2 percent and 2.7 percent, respectively, for the nine months ended July 31, 2009.

Sanderson Farms Reports Results For Third Quarter of Fiscal 2009

August 25, 2009
     “In addition to improved market conditions, our operations continued to perform well during the third quarter,” added Sanderson. “Our Waco, Texas, facility has moved to full production and continues to operate well. We are also pleased to report that construction is underway at the hatchery and feed mill sites for our new Kinston, North Carolina, complex, and we will break ground at the processing site in September. Our strong balance sheet has put us in a position to continue our consistent growth strategy to add value for our shareholders, and we look forward to the opportunities this and future growth will provide the Company, its shareholders, its employees and its customers.”
     Sanderson Farms will hold a conference call to discuss this press release today, August 25, 2009, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through September 1, 2009. Those without internet access or who prefer to listen via telephone may call 888-587-0613, access code 2268244.
     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.
     This press release contains forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance” in Item 7 of the Company’s 2008 Annual Report on Form 10-K and please refer to the cautionary statement found in Management’s Discussion and Analysis of Financial Condition and Results of Operations under the heading “General” in Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company’s third quarter ended July 31, 2009.
-MORE-

Sanderson Farms Reports Results For Third Quarter of Fiscal 2009

August 25, 2009
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2009	2008	2009	2008
Net sales	$504,846	$466,915	$1,320,489	$1,263,357
Costs and expenses:
Cost of sales	413,821	454,678	1,168,507	1,201,067
Selling, general and administrative	21,514	12,979	46,312	40,930
Donning and Doffing Settlement	0	2,693	0	2,693

	435,335	470,350	1,214,819	1,244,690

Operating income (loss)	69,511	(3,435)	105,670	18,667

Other income (expense):
Interest income	8	48	19	143
Interest expense	(2,038)	(2,259)	(7,738)	(6,113)
Other	5	(34)	2	7

	(2,025)	(2,245)	(7,717)	(5,963)

Income (loss) before income taxes	67,486	(5,680)	97,953	12,704
Income tax expense (benefit)	24,438	(2,035)	35,438	3,910

Net income (loss)	$43,048	$(3,645)	$62,515	$8,794

Basic earnings (loss) per share	$2.12	$(0.18)	$3.08	$0.43

Diluted earnings (loss) per share	$2.09	$(0.18)	$3.04	$0.43

Dividends per share	$0.14	$0.14	$0.42	$0.42

Weighted average shares outstanding:
Basic	20,326	20,283	20,313	20,264

Diluted	20,639	20,283	20,598	20,469

-MORE-

Sanderson Farms Reports Results For Third Quarter of Fiscal 2009

August 25, 2009
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	July 31,	October 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$33,373	$4,261
Accounts receivable, net	67,213	63,516
Inventories	150,138	137,015
Refundable income taxes	0	31,033
Deferred income taxes	2,200	15,885
Prepaid expenses	21,832	15,853

Total current assets	274,756	267,563

Property, plant and equipment	735,676	722,815
Less accumulated depreciation	(341,120)	(311,485)

	394,556	411,330

Other assets	2,860	2,265

Total assets	$672,172	$681,158

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$101,788	$77,565
Current maturities of long-term debt	968	1,219

Total current liabilities	102,756	78,784

Long-term debt, less current maturities	132,918	225,322
Claims payable	2,200	3,000
Deferred income taxes	22,915	20,085
Stockholders’ equity:
Common stock	20,329	20,289
Paid-in capital	32,492	28,859
Retained earnings	358,562	304,819

Total stockholders’ equity	411,383	353,967

Total liabilities and stockholders’ equity	$672,172	$681,158

-END-